EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-60126 on Form S-8 of our reports dated March 13, 2009 relating to (i) the consolidated financial statements of W Holding Company, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the adoption of Financial Accounting Standards Board Interpretation No.48 Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standard No. 109 as of January 1, 2007, (b) the restatement of the 2006 and 2005 consolidated financial statements, and (c) an agreement reached with, and directives received from, the banking regulatory authorities, and potential further regulatory action), and (ii) the effectiveness of W Holding Company, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of W Holding Company, Inc. and subsidiaries for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
March 13, 2009
Stamp No. 2385139
affixed to original.